UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2012

Digital Domain Media Group, Inc.

(Exact name of registrant as specified in its charter)

Florida	001-35325	27-0449505
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10250 SW Village Parkway, Port St. Lucie, Florida	34987
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (772) 345-8000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On August 14, 2012 Digital Domain Media Group, Inc. (the “Company”) and its subsidiary, Digital Domain Productions, Inc. (“Digital Domain Productions”) entered into an Amended and Restated Joint Marketing and Production VFX Services Agreement (the “Amended and Restated Agreement”) with Reliance MediaWorks Limited (“RMW”), a film and entertainment services company headquartered in Mumbai, India, and two of RMW’s subsidiaries, Reliance MediaWorks Entertainment Services Limited (“RMESL”, previously known as Digital Media Imaging Limited (“DMIL”)), and Reliance MediaWorks (UK) Limited (“RML-UK”), which modifies the terms and conditions of a previous Joint Marketing and Production VFX Services Agreement (the “Previous Agreement”) between Digital Domain Productions, on the one hand, and RMW, DMIL, and RML-UK, on the other hand. The term of the Amended and Restated Agreement is through July 8, 2014, which may be extended through July 8, 2015 by agreement of the parties.

Pursuant to the terms of the Amended and Restated Agreement, RMW is responsible for operating and staffing studio facilities in both Mumbai and London, England, which the Company and Digital Domain Productions may, from time to time, engage with in order to provide visual effects services to their clients worldwide, subject to a customary competitive bidding process for any such visual effects projects. With respect to stereo conversion projects which the Company seeks to subcontract to another party, RMESL and RML-UK have certain rights of negotiation and refusal, as specified in the Amended and Restated Agreement.

Pursuant to the terms of the Amended and Restated Agreement, the Company agrees to pay to RMW a total of $4.6 million, of which approximately $1.3 million shall be payable on or before October 15, 2012, with the balance to be paid in equal monthly installments beginning on November 15, 2012, which amount is deemed to satisfy all payment obligations of Digital Domain Productions or the Company under the Previous Agreement. In connection with RMW’s assistance with the Company’s Abu Dhabi business, the Company shall also pay RMW $1.8 million, payable in eight equal monthly installments beginning on August 1, 2012 as a production management fee to RMW for its services, and $3.2 million as a consulting fee for RMW’s assistance with recruitment and training of personnel, payable in six equal installments beginning at such time as the Company’s Abu Dhabi business has 50 employees, provided that such $3.2 million amount may be reduced, or eliminated entirely, in the event that the Company or any of its subsidiaries or affiliates subcontract sufficient amounts of work to RMESL or RML-UK during the two-year period following the effective date of the Amended and Restated Agreement, in accordance with the terms specified therein. In addition, the Amended and Restated Agreement eliminates the more substantial guaranteed payments that Digital Domain Productions was obligated to make under the terms of the Previous Agreement as compensation for specified minimum monthly levels of production revenues at the RMESL and RML-UK facilities.

Concurrently with the Amended and Restated Agreement, and as provided for therein, the Company, either directly or through one or both of its subsidiaries, Digital Domain Productions or Digital Domain Stereo Group, Inc., grants to RMESL and RML-UK a non-exclusive license to use the Company’s (and its subsidiaries’) 3D conversion software tools in connection with the

Amended and Restated Agreement. The Company also grants to RMW a non-exclusive license to the Company’s patents and proprietary processes relating to 3D conversion technology (“3D Technology”), for use by RMW in connection with the Amended and Restated Agreement and such other use as specified in the license, and in connection with such license, RMW agrees to pay to DDMG a one-time fee of $3.2 million as consideration for use of the 3D Technology prior to the effective date of the Amended and Restated Agreement, payable to DDMG in six equal monthly installments beginning on October 1, 2012.

The foregoing description of the Amended and Restated Agreement is only a summary, does not purport to be complete and is qualified in its entirety by the complete text of the Amended and Restated Agreement itself.  The Company intends to file the Amended and Restated Agreement as an exhibit to its next periodic report.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On August 14, 2012, the members of the Company’s Board of Directors (the “Board”), pursuant to applicable provisions of the Company’s Amended and Restated Bylaws, adopted a resolution increasing the size of the Board from seven persons to eight persons, and appointed John M. Nichols, the Company’s Chief Financial Officer, to the vacancy on the Board thereby created, effective August 14, 2012. Pursuant to the terms of that certain Amended and Restated Investor’s Rights Agreement, dated November 24, 2010, by and among the Company, PBC Digital Holdings, LLC (“PBC DH”) and PBC MGPEF DDH, LLC (together with PBC DH, the “Investor”), the Investor has the right to designate one director to the Board. On August 14, 2012, the Investor notified the Company that it was exercising this right by designating Mr. Nichols to serve as its designated representative on the Board, conformably with all provisions of applicable law and his fiduciary duties as a member of the Board to the Company and its shareholders undividedly.

Mr. Nichols, as an employee director, will not receive any additional compensation from the Company for his service as a member of the Board. Mr. Nichols does not have any family relationship with any of the Company’s other directors or executive officers or any person nominated or chosen by the Company to be a director or executive officer. Mr. Nichols has no direct or indirect material interest in any transaction or currently proposed transaction required to be reported under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digital Domain Media Group, Inc.

Dated: August 20, 2012	By:	/s/ John C. Textor
John C. Textor
Chief Executive Officer and
Chairman of the Board of Directors